EXHIBIT 99.2

Information Regarding Non-Cash Accounting Events

On May 2, 2007, Delta furnished on Exhibit 99.1 (“Exhibit”) to its Current Report on Form 8-K (“Form 8-K”) information regarding the projected financial impact on its financial statements of the following non-cash accounting events:

1.	The adoption of fresh start reporting required under AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”;
2.	Recognition of compensation expense related to certain share-based incentive awards issued in connection with Delta’s emergence from Chapter 11 (“Share-Based Compensation Expense”); and
3.	A change in the classification of certain items in Delta’s financial statements (“Accounting Reclassification Items”).

In the section of the Exhibit relating to fresh start reporting, Delta discussed the estimated impact of fresh start reporting on its financial statements for the two month period ending June 30, 2007, and the eight month period ending December 31, 2007. Delta stated that these estimates were subject to change and excluded the impact of a possible change in accounting for its SkyMiles® Frequent Flyer Program (“SkyMiles program”) which the Company was then evaluating.

Delta has now concluded that it will change the accounting for the SkyMiles program. Accordingly, Delta is updating the fresh start reporting section of the Exhibit to reflect this change in accounting as well as other fresh start reporting adjustments for the SkyMiles program. Delta is also updating the fresh start reporting section of the Exhibit to reflect the impact of fresh start reporting on Delta’s fuel hedging gains as well as to refine preliminary estimates of the amortization of intangible assets and other fresh start reporting adjustments. These updates do not affect the sections of the Exhibit which discuss Share-Based Compensation Expense or Accounting Reclassification Items.

SkyMiles Frequent Flyer Program

As a result of the adoption of fresh start reporting, the Company revalued its frequent flyer award liability to estimated fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” Fair value represents the estimated price Delta would pay a third party to assume the obligation of redeeming miles under the SkyMiles program.

At April 30, 2007, Delta had recorded deferred revenue equal to $0.0083 for each mile the Company estimates will ultimately be redeemed under the SkyMiles program. This revenue will be recognized as mileage awards are redeemed.

Consistent with airline industry practice, the Company has historically accounted for frequent flyer miles earned on Delta flights on an incremental cost basis as an accrued liability and as operating expense, while miles sold to airline and non-airline business partners were accounted for on a deferred revenue basis. (For additional information concerning the accounting for the SkyMiles program prior to April 30, 2007, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Application of Critical Accounting Policies - Frequent Flyer Program” in Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.) Effective with its emergence from bankruptcy on April 30, 2007, Delta is changing its accounting policy to a deferred revenue model for all frequent flyer miles. Miles earned after April 30, 2007, will be valued and the related revenue deferred using a rate of $0.0054 per mile, which is based on our current inter-airline mileage sale rates to partner carriers. Revenue will be recognized at the weighted average rate of all previously deferred miles as (1) mileage awards are redeemed and (2) amortization occurs for miles that Delta estimates will never be used (breakage).

The Company estimates the net impact of fresh start reporting adjustments for the SkyMiles program (including the change in accounting policy for that program) will result in a non-cash increase to operating revenue of $72 million for the two month period ending June 30, 2007, and $186 million for the eight month period ending December 31, 2007. Approximately half of the increase in operating revenue for the eight month period ending December 31, 2007 relates to revenue from the sale of mileage credits in excess of the Company’s post April 30, 2007 deferral rate of $0.0054 per mile.

Fuel Hedging Gains

Prior to the adoption of fresh start reporting on April 30, 2007, Delta recorded as a component of shareowners’ deficit $46 million of deferred gains related to its fuel hedging program, which would have been recognized as an offset to fuel expense as the underlying fuel hedge contracts were settled. However, as required by fresh start reporting, Delta’s accumulated shareowners’ deficit prior to emergence from Chapter 11 has been reset to zero. Accordingly, Delta expects non-cash fresh start reporting adjustments to result in an increase to fuel expense by $25 million for the two month period ending June 30, 2007 and by $46 million for the eight month period ending December 31, 2007.

Amortization of Intangible Assets

Delta previously estimated that intangible assets recorded as part of fresh start reporting would increase non-cash amortization expense by $57 million for the two month period ending June 30, 2007 and by $228 million for the eight month period ending December 31, 2007. Due to further refinements to preliminary estimates of intangible asset lives and amortization methods, the Company now estimates fresh start reporting will increase non-cash amortization expense by $35 million for the two month period ending June 30, 2007, and by $142 million for the eight month period ending December 31, 2007.

Other Fresh Start Reporting Adjustments

Delta previously estimated that other fresh start reporting adjustments would increase the Company’s pre-tax income by $21 million for the two month period ending June 30, 2007, and by $83 million for the eight month period ending December 31, 2007. Due to further refinements of preliminary estimates, the Company now estimates other fresh start reporting adjustments will increase pre-tax income by $16 million for the two month period ending June 30, 2007 and by $45 million for the eight month period ending December 31, 2007.

Aggregate Fresh Start Reporting Impacts

Impact of Fresh Start Reporting in 2007: Delta estimates fresh start reporting will increase pre-tax income by $28 million for the two month period ending June 30, 2007 and by $43 million for the eight month period ending December 31, 2007.

The table below shows the current estimate of the impact of fresh start reporting (including the change in accounting policy for the SkyMiles program) on Delta’s pre-tax income for the eight month period ending December 31, 2007, compared to the previous estimate provided on May 2, 2007:

	For the Eight Month Period Ended December 31, 2007
	Previous		Fuel	Intangible		Current
	Estimate	SkyMiles	Hedges	Assets	Other	Estimate
(in millions)
Operating revenue	$-	$186	$-	$-	$-	$186

OPERATING EXPENSE:
Aircraft fuel	-	-	(46)	-	-	(46)
Depreciation	126	-	-	-	(41)	85
Amortization of intangibles	(228)	-	-	86	-	(142)
Landing fees and other rents	(14)	-	-	-	22	8
Aircraft maintenance materials
and outside repairs	(71)	-	-	-	14	(57)
Aircraft rent	6	-	-	-	(1)	5
Other operating expense	11	-	-	-	(21)	(10)
Total operating expense	(170)	-	(46)	86	(27)	(157)

Interest expense	25	-	-	-	(11)	14

PRE-TAX INCOME (LOSS)	$(145)	$186	$(46)	$86	$(38)	$43

Impact of Fresh Start Reporting in 2008: Delta estimates fresh start reporting will increase pre-tax income by $60 million to $90 million for the full-year 2008.

Forward-Looking Statements
The information provided above includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. In particular, fresh start reporting adjustments reflect a preliminary allocation of fair value and may be subject to additional adjustments within one year after emergence in accordance with SFAS 141. Estimates of fair value are based primarily on independent appraisals and valuations and are inherently subject to uncertainties beyond the control of Delta. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of June 13, 2007, and which Delta has no current intention to update.